Exhibit 99.1

Media Relations: Brian Beades 212-810-5596	Investor Relations: Kristen Dickey 212-810-5572

BlackRock Reports Quarterly Diluted EPS of $3.62, or $3.65 as adjusted

Record $3.936 Trillion in assets under management at March 31, 2013, up 7% year over year

•	$39.4 billion of net long-term inflows reflected growth across all client channels

•	15% EPS growth from first quarter 2012 (16% as adjusted)

•	12% operating income growth from first quarter 2012

•	37.1% operating margin reflected improvement from first quarter 2012 (40.0% as adjusted)

•	12% quarterly dividend increase to $1.68 per share and repurchases of approximately $250 million during the quarter reflected continued commitment to sound capital management

•	Announced long-term strategic alliance with Fidelity Investments® to deliver direct investors increased access to iShares® products, tools and support

New York, April 16, 2013 — BlackRock, Inc. (NYSE:BLK) today reported first quarter 2013 diluted EPS of $3.62, up 15% from a year ago. Revenue increased 9% from the first quarter 2012, reflecting growth in markets, long-dated net new business and higher performance fees. Compared with fourth quarter 2012, revenue reflected 2% growth in base fees despite two fewer revenue days and seasonally lower performance fees. Operating income for the first quarter 2013 was $909 million with an operating margin of 37.1%.

As adjusted results(1). First quarter 2013 diluted EPS of $3.65 improved 16% and operating income of $921 million rose 12% compared with first quarter 2012. The first quarter 2013 as adjusted results included $33 million of compensation and severance costs associated with the alignment of staffing with the Company’s strategic priorities and growth opportunities. First quarter 2013 results also included $18 million of launch costs for the $700 million Multi-Sector Income Trust launched in February 2013. First quarter diluted EPS included operating income of $3.64 per diluted share and net non-operating income of $0.01 per diluted share. Operating margin of 40.0% in first quarter 2013 rose 140 bps from first quarter 2012. For more information on as adjusted items and the reconciliation to GAAP, see notes to the Condensed Consolidated Statements of Income and Supplemental Information beginning on page 9.

“Our strong first quarter financial results, with revenue up 9% and EPS up 16% year-over-year, once again demonstrate the strength of our diversified business model,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “Our $39.4 billion in long-dated net new business for the quarter is indicative of positive momentum across all client channels and was driven by the strategic themes we continue to focus on: ETFs, retirement, income, multi-asset class products, and alternatives.”

The table below presents AUM and a comparison of GAAP and as adjusted results for certain financial measures.

(Dollar amounts in millions, except per share data)	Q1 2013	Q1 2012	Change		Q4 2012	Change
AUM	$3,936,409	$3,684,087	7%		$3,791,588	4%
GAAP basis:
Revenue	$2,449	$2,249	9%		$2,539	(4%)
Operating income	$909	$815	12%		$1,005	(10%)
Operating margin	37.1%	36.2%	90	bps	39.6%	(250	)bps
Net income(2)	$632	$572	10%		$690	(8%)
Diluted EPS	$3.62	$3.14	15%		$3.93	(8%)
Weighted average diluted shares	174,561,132	181,917,864	(4%)		175,176,037	—%
As Adjusted:
Operating income(1)	$921	$825	12%		$1,041	(12%)
Operating margin(1)	40.0%	38.6%	140	bps	42.6%	(260	)bps
Net income(1)(2)	$637	$575	11%		$695	(8%)
Diluted EPS(1)	$3.65	$3.16	16%		$3.96	(8%)

(1)

See notes (a) through (f) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 9 through 12 for more information on as adjusted items and the reconciliation to GAAP.

(2)	Net income represents net income attributable to BlackRock, Inc.

“Aging populations are living longer worldwide at the same time that global monetary policies have reduced interest rates to historic lows. Now, long-dated fixed income instruments traditionally used to fund retirement obligations carry asymmetric risk for investors looking to match retirement assets and liabilities. This is having a significant impact on where we’re seeing asset flows as investors seek other sources of yield, including from equities, where we witnessed a record $34 billion in net new flows.”

“iShares maintained its leadership position in the global ETF market, capturing $26 billion in net new business, as we continued to see adoption of ETFs across both institutional and retail investors globally. We signed a critical new strategic alliance with Fidelity Investments to deliver Fidelity’s more than 10 million clients increased access to iShares products, tools and support, and create a powerhouse ETF offering for the self-directed investor in the U.S. market. iShares has increasingly become a leading indicator of investor sentiment and, during the quarter, investors turned to iShares as a way to quickly and efficiently increase their exposure to equity markets.

“Our successful brand and product positioning in the retail market resulted in $9 billion of net inflows across the platform, our strongest quarter in two years. Increasingly, investors are looking for outcome-oriented solutions that leverage multi-asset class products, income-oriented strategies and alternatives. During the quarter, we added more than $1 billion of net inflows into retail alternative products and now manage nearly $11 billion of retail alternative products.

“Our institutional clients also displayed an expanded appetite for risk and holistic portfolio solutions, generating strong net inflows in multi-asset products, including our LifePath® target-date funds where we now manage $62 billion, a 38% increase year-over-year. BlackRock Solutions posted another strong quarter and continues to expand globally. Our Aladdin assignments generated year-over-year revenue growth of 11% driven by several successful implementations and a growing global client base. Clients are increasingly using Aladdin across multiple asset classes as they consolidate investment systems. Including two substantial new client wins in April, we have added seven Aladdin assignments in 2013 and we are implementing programs totaling close to $1.3 trillion in new assets.

“During the quarter, we continued our efforts to reshape the organization and invest in developing top-tier talent. We have made a number of internal moves to create opportunities for high performing employees and to add talent in key areas to enhance the experience for our clients. Since our acquisition of Barclays Global Investors, the Company has added more than 1,500 employees globally and expects incremental net additions by the end of this year.

“Our first quarter results give us confidence that we have positioned BlackRock to continue to deliver for our clients and shareholders across all market environments,” said Mr. Fink.

First Quarter Business Highlights

Assets under management (“AUM”) totaled a record $3.936 trillion at March 31, 2013, up 4% from December 31, 2012 and up 7% from a year ago. For the quarter, net inflows in long-term products totaled $39.4 billion, reflecting positive net new business across all client types. Equity, multi-asset class and core alternatives net inflows of $33.7 billion, $9.0 billion and $1.5 billion, respectively, were slightly offset by fixed income and alternatives currency and commodities net outflows of $2.6 billion and $2.2 billion, respectively. Total net inflows of $40.5 billion also included advisory and cash management net inflows of $0.9 billion and $0.2 billion, respectively. Market and foreign exchange valuation net gains contributed $104.3 billion to AUM growth.

Net long-term inflows of $22.4 billion and $19.7 billion from clients in EMEA and the Americas, respectively, were partially offset by $2.7 billion of net outflows from Asia-Pacific clients. At March 31, 2013, BlackRock managed 61% of long-term AUM for investors in the Americas and 39% for international clients.

Long-term AUM: The following table presents long-term AUM and base fees by client type:

Business Mix Trend:

	March 31, 2013 AUM % of Total	Q1 2013 Base Fees % of Total	December 31, 2012 AUM % of Total	Q4 2012 Base Fees % of Total	March 31, 2012 AUM % of Total	Q1 2012 Base Fees % of Total
Retail	11%	33%	12%	34%	12%	35%
iShares	22%	35%	22%	33%	20%	31%
Institutional:
Active	24%	22%	25%	23%	26%	24%
Index	43%	10%	41%	10%	42%	10%

Total institutional	67%	32%	66%	33%	68%	34%

Total long-term	100%	100%	100%	100%	100%	100%

•

Retail AUM of $421.1 billion reflected net long-term inflows of $8.8 billion across both U.S. retail and high net worth clients and international retail clients, and market and investment performance gains of $8.9 billion.

U.S. retail and high net worth net long-term inflows of $4.9 billion demonstrated strong interest in our U.S. core and municipal fixed income offerings, including the successful launch of the Multi-Sector Income Trust closed-end fund, which gathered nearly $700 million in assets. We expect the fund to reach $1.0 billion in AUM once fully levered.

International retail net long-term inflows of $3.9 billion included positive net long-term inflows in all asset classes, led by fixed income net inflows of $1.5 billion into local currency and global bond mandates, and multi-asset class net long-term inflows of $1.3 billion, largely into global allocation products. Additionally, our retail alternatives initiative continued to gain momentum with strong alternatives mutual fund flows and the launch of three new retail funds generating $1.1 billion of net long-term inflows across both U.S. and international retail client channels.

•

iShares AUM of $802.8 billion included net long-term inflows of $25.6 billion, which were dominated by net long-term inflows of $26.3 billion into equity funds with early net inflows into emerging markets products reverting to broad market and large cap equities toward the latter part of the quarter as investor sentiment toward the domestic market proved resilient. Equity net long-term inflows were partially offset by fixed income net long-term outflows of $1.0 billion, with flows demonstrating a shift within fixed income from traditional long-term maturities toward short-term products.

U.S. iShares net long-term inflows into equity funds totaled $20.4 billion, tilting toward large cap equities during the latter part of the quarter. We saw continued client interest in our Core Series product suite which garnered $3.5 billion of net long-term inflows. International iShares net long-term inflows similarly were driven by equity net long-term inflows of $5.9 billion, with additional fixed income net long-term inflows of $2.2 billion.

•

Institutional active AUM ended the quarter at $878.7 billion, with market valuation gains of $4.3 billion offset by net outflows of $10.3 billion. Multi-asset class products generated strong net long-term inflows of $5.8 billion largely into target-date offerings for defined contribution plans.

Core alternatives net long-term inflows totaled $0.7 billion, excluding $0.3 billion of return of capital. Single strategy hedge funds net long-term inflows were led by demand for our model-driven fixed income and fundamental European equity hedge funds. Core alternatives net long-term inflows were offset by active currency redemptions of $3.2 billion. Equity net long-term outflows of $5.6 billion were largely from fundamental U.S. equity mandates. Fixed income net long-term outflows of $7.8 billion reflected outflows from U.S. targeted duration, core and sector-specialty mandates.

•

Institutional index AUM totaled $1.527 trillion at March 31, 2013, with net long-term inflows of $15.4 billion and market and foreign exchange valuation gains of $69.8 billion. Flows were led by equities with net long-term inflows of $13.6 billion primarily into global and U.S. equity mandates as clients continue their use of passive vehicles for broad macro exposure. Fixed income net long-term inflows of $0.8 billion were largely due to net inflows into U.S. core strategies.

Cash management AUM decreased 1%, or $2.4 billion, to $261.3 billion with net inflows of $0.2 billion and market and foreign exchange declines of $2.6 billion.

Advisory AUM increased 1% to $45.8 billion due to the addition of Financial Markets Advisory (“FMA”) portfolio liquidation mandates.

Investment performance as of March 31, 2013 is presented in the following table:

	One-year period	Three-year period	Five-year period
Fixed Income:
Actively managed products above benchmark or peer median
Taxable	79%	81%	70%
Tax-exempt	65%	71%	78%
Passively managed products within or above tolerance	92%	96%	86%
Equity:
Actively managed products above benchmark or peer median
Fundamental	32%	39%	43%
Scientific	77%	92%	82%
Passively managed products within or above tolerance	95%	97%	96%
Multi-Asset*:
Actively managed products above benchmark or peer median	23%	35%	91%

* Includes funds managed for unlevered, absolute return.

BlackRock Solutions (“BRS”) added seven net new assignments during the quarter, including five Aladdin assignments. BRS also completed eight short-term advisory assignments during the quarter.

Net new business pipeline totaled $35.4 billion at April 11, 2013, including $18.1 billion in institutional index mandates and $11.5 billion in active mandates expected to fund in future quarters. In addition, the pipeline contains $2.7 billion of mandates funded since March 31, 2013. The unfunded portion of the pipeline primarily represents institutional assets, which account for approximately two-thirds of long-term AUM but only one-third of base fees. BlackRock Solutions pipeline of contracts and proposals remains robust.

First Quarter Financial Highlights

Comparison to the First Quarter 2012

Operating income: First quarter 2013 operating income was $909 million compared with $815 million in first quarter 2012. Operating income, as adjusted, was $921 million compared with $825 million in first quarter 2012. First quarter 2013 included the previously mentioned organizational alignment costs of $33 million and fund launch costs of $18 million.

First quarter 2013 revenue of $2.4 billion increased $200 million from $2.2 billion in first quarter 2012, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $2.1 billion in first quarter 2013 increased $152 million from $2.0 billion in first quarter 2012 due to growth in long-term average AUM. Securities lending fees were $112 million and $111 million in first quarter 2013 and first quarter 2012, respectively.

•

Performance fees were $108 million in first quarter 2013 compared with $80 million in first quarter 2012, primarily reflecting higher fees from alternative products, including single-strategy hedge funds.

•

BlackRock Solutions and advisory revenue totaled $126 million in first quarter 2013 compared with $123 million in first quarter 2012, primarily reflecting higher revenue from Aladdin mandates more than offsetting the decline in revenues associated with the run off of assets related to advisory assignments.

•	Other revenue increased $19 million, largely reflecting higher transition management service fees and higher earnings from certain investments.

First quarter 2013 total operating expenses of $1.5 billion increased $106 million from first quarter 2012. Results were primarily driven by the following:

•

Employee compensation and benefits increased $80 million reflecting higher incentive compensation driven by higher operating income, including higher performance fees. The current quarter also reflected the previously mentioned organizational alignment costs of $33 million.

•	General and administration expenses increased $24 million, largely driven by closed-end fund launch costs of $16 million (excluding $2 million included in employee compensation and benefits expense).

Non-operating income (expense): First quarter 2013 non-operating income, net of non-controlling interests, was $7 million compared with $20 million non-operating income in first quarter 2012. First quarter 2013 included $51 million of net positive marks, primarily on distressed credit/mortgage fund co-investments and positive marks on private equity fund co-investments, offset by $48 million of net interest expense. Net interest expense increased $8 million from first quarter 2012, primarily due to long-term debt issuances in May 2012.

Income tax expense: Income tax expense totaled $284 million and $263 million for first quarter 2013 and first quarter 2012, respectively. The GAAP and as adjusted effective income tax rates for the first quarter 2013 were both 31.0% compared with 31.5% for the first quarter 2012.

See notes (a) through (f) in Attachment I for more information on as adjusted items and the reconciliation to GAAP.

Comparison to the Fourth Quarter 2012

Operating income: First quarter 2013 operating income was $909 million compared with $1.0 billion in fourth quarter 2012. The decline from the prior quarter was due to seasonally lower performance fees. Operating income, as adjusted, was $921 million compared with $1.0 billion in fourth quarter 2012.

First quarter 2013 revenue decreased $90 million from fourth quarter 2012, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $2.1 billion in first quarter 2013 increased $48 million from fourth quarter 2012, driven by higher long-term average AUM, partially offset by the effect of two fewer revenue days in the quarter.

•

Performance fees were $108 million in first quarter 2013 compared with $239 million in fourth quarter 2012. The decrease reflected the seasonality associated with the magnitude of products with annual performance fee measurement periods ending on December 31st.

•	BlackRock Solutions and advisory revenue of $126 million in first quarter 2013 compared with $136 million in fourth quarter 2012, primarily reflecting lower one-time revenue from advisory assignments.

First quarter 2013 total operating expenses of $1.5 billion increased $6 million from fourth quarter 2012. Operating expenses, as adjusted, of $1.5 billion increased $30 million from fourth quarter 2012. Operating results were primarily driven by the following:

•

Employee compensation and benefits increased $57 million, primarily reflecting the previously mentioned organizational alignment costs of $33 million and higher seasonal employer payroll taxes, partially offset by lower incentive compensation.

•

General and administration expenses decreased $70 million, primarily due to a one-time $30 million contribution to certain of the Company’s bank-managed short-term investment funds (“STIFs”) recorded in fourth quarter 2012, lower marketing and promotional expenses and the benefit of foreign currency remeasurement, offset partially by the previously mentioned closed-end fund launch costs.

Non-operating income (expense): First quarter 2013 non-operating income, net of non-controlling interests, was $7 million compared with $27 million non-operating expense in fourth quarter 2012. The first quarter 2013 reflected higher positive marks on private equity fund co-investments and other investments than fourth quarter 2012.

Income tax expense: Income tax expense of $284 million for first quarter 2013 decreased $4 million from fourth quarter 2012. The GAAP effective income tax rate for the first quarter 2013 was 31.0% compared with 29.4% for fourth quarter 2012. The fourth quarter 2012 GAAP tax rate included $20 million of non-cash benefits primarily associated with revaluation of certain deferred tax liabilities, which have been excluded from the as adjusted results. The as adjusted effective income tax rate was 31.0% and 31.4% for first quarter 2013 and fourth quarter 2012, respectively.

See notes (a) through (f) in Attachment I for more information on as adjusted items and the reconciliation to GAAP.

Teleconference, Webcast and Presentation Information

Chairman and Chief Executive Officer, Laurence D. Fink, and Chief Financial Officer, Ann Marie Petach, will host a teleconference call for investors and analysts on Tuesday, April 16, 2013, at 8:30 a.m. (Eastern Time). Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-8281, shortly before 8:30 a.m. and reference the BlackRock Conference Call (ID Number 29568207). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 12:30 p.m. Eastern Time on Tuesday, April 16, 2013 and ending at midnight on Friday, May 10, 2013. To access the replay of the teleconference, callers from the United States should dial (800) 585-8367 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 29568207. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information shown is based on preliminarily available data. The performance information for actively managed accounts reflects U.S. open-end and closed-end mutual funds and similar EMEA-based products with respect to peer median comparisons, and actively managed institutional and high net worth separate accounts and funds located globally with respect to benchmark comparisons, as determined using objectively based internal parameters, using the most current verified information available as of March 31, 2013 (February 28, 2013 for high net worth accounts).

Accounts terminated prior to March 31, 2013 are not included. In addition, accounts that have not been verified as of April 12, 2013 have not been included. If such terminated and other accounts had been included, the performance information may have substantially differed from that shown. The performance information does not include funds or accounts that are not measured against a benchmark, any benchmark-based alternatives product, private equity products, CDOs, or accounts managed by BlackRock’s Financial Markets Advisory Group. Comparisons are based on gross-of-fee performance for U.S. retail, institutional and high net worth separate accounts and EMEA institutional separate accounts and net-of-fee performance for EMEA based retail products. The performance tracking information for institutional index accounts is based on gross-of-fee performance as of March 31, 2013, and includes all institutional accounts and all iShares funds globally using an index strategy. AUM information is based on AUM for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund, as of March 31, 2013.

Source of performance information and peer medians is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At March 31, 2013, BlackRock’s AUM was $3.936 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of March 31, 2013, the firm has approximately 10,600 employees in 30 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the extent and timing of any share repurchases; (8) the impact, extent and timing of technological changes and the adequacy of intellectual property, information and cyber security protection; (9) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or The PNC Financial Services Group, Inc. (“PNC”); (10) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (11) the ability to attract and retain highly talented professionals; (12) fluctuations in the carrying value of BlackRock’s economic investments; (13) the impact of changes to tax legislation, including income, payroll and transaction taxes, and taxation on products or transactions, which could affect the value proposition to clients and, generally, the tax position of the Company; (14) BlackRock’s success in maintaining the distribution of its products; (15) the impact of BlackRock electing to provide support to its products from time to time and any potential liabilities related to securities lending or other indemnification obligations; and (16) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

BlackRock’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on the Company’s website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three Months Ended March 31,				Three Months Ended December 31,
	2013	2012	$ Change		2012	$ Change
Revenue
Investment advisory, administration fees and securities lending revenue	$2,129	$1,977	$152		$2,081	$48
Investment advisory performance fees	108	80	28		239	(131)
BlackRock Solutions and advisory	126	123	3		136	(10)
Distribution fees	17	19	(2)		13	4
Other revenue	69	50	19		70	(1)

Total revenue	2,449	2,249	200		2,539	(90)

Expenses
Employee compensation and benefits	905	825	80		848	57
Distribution and servicing costs	91	95	(4)		82	9
Amortization of deferred sales commissions	12	16	(4)		12	—
Direct fund expenses	161	152	9		151	10
General and administration	331	307	24		401	(70)
Amortization of intangible assets	40	39	1		40	—

Total expenses	1,540	1,434	106		1,534	6

Operating income	909	815	94		1,005	(96)
Non-operating income (expense)
Net gain (loss) on investments	62	75	(13)		20	42
Net gain (loss) on consolidated variable interest entities	27	(12)	39		(39)	66
Interest and dividend income	6	9	(3)		9	(3)
Interest expense	(54)	(49)	(5)		(57)	3

Total non-operating income (expense)	41	23	18		(67)	108

Income before income taxes	950	838	112		938	12
Income tax expense	284	263	21		288	(4)

Net income	666	575	91		650	16
Less:
Net income (loss) attributable to non-controlling interests	34	3	31		(40)	74

Net income attributable to BlackRock, Inc.	$632	$572	$60		$690	($58)

Weighted-average common shares outstanding (f)
Basic	171,301,800	179,022,840	(7,721,040)		171,518,278	(216,478)
Diluted	174,561,132	181,917,864	(7,356,732)		175,176,037	(614,905)
Earnings per share attributable to BlackRock, Inc. common stockholders (e) (f)
Basic	$3.69	$3.19	$0.50		$4.02	($0.33)
Diluted	$3.62	$3.14	$0.48		$3.93	($0.31)
Cash dividends declared and paid per share	$1.68	$1.50	$0.18		$1.50	$0.18
Supplemental information:
AUM (end of period)	$3,936,409	$3,684,087	$252,322		$3,791,588	$144,821
Shares outstanding (end of period)	171,102,532	179,406,494	(8,303,962)		171,215,729	(113,197)
GAAP:
Operating margin	37.1%	36.2%	90 bps		39.6%	(250) bps
Effective tax rate	31.0%	31.5%	(50) bps		29.4%	160 bps
As adjusted:
Operating income (a)	$921	$825	$96		$1,041	($120)
Operating margin (a)	40.0%	38.6%	140 bps		42.6%	(260) bps
Non-operating income (expense), less net income (loss) attributable to non-controlling interests (b)	$3	$15	($12)		($27)	$30
Net income attributable to BlackRock, Inc. (c) (d)	$637	$575	$62		$695	($58)
Diluted earnings attributable to BlackRock, Inc. common stockholders per share (c) (d) (e) (f)	$3.65	$3.16	$0.49		$3.96	($0.31)

Effective tax rate	31.0%	31.5%	(50	) bps	31.4%	(40) bps

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items management deems non-recurring, or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue (net of distribution and servicing costs and amortization of deferred sales commissions) used for operating margin measurement, as indicated in the table below.

	Three Months Ended
	March 31,		December 31,
(Dollar amounts in millions)	2013	2012	2012
Operating income, GAAP basis	$909	$815	$1,005
Non-GAAP expense adjustments:
Contribution to STIFs	—	—	30
PNC LTIP funding obligation	8	5	6
Compensation expense related to appreciation (depreciation) on deferred compensation plans	4	5	—

Operating income, as adjusted	921	825	1,041
Closed-end fund launch costs	16	—	—
Closed-end fund launch commissions	2	—	—

Operating income used for operating margin measurement	$939	$825	$1,041

Revenue, GAAP basis	$2,449	$2,249	$2,539
Non-GAAP adjustments:
Distribution and servicing costs	(91)	(95)	(82)
Amortization of deferred sales commissions	(12)	(16)	(12)

Revenue used for operating margin measurement	$2,346	$2,138	$2,445

Operating margin, GAAP basis	37.1%	36.2%	39.6%

Operating margin, as adjusted	40.0%	38.6%	42.6%

Management believes operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time and, therefore, provide useful disclosure to investors.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(a) (continued)

Operating income, as adjusted:

Operating income, as adjusted reflects the non-GAAP expense adjustments discussed below. Contribution to STIFs represents a one-time contribution to certain of the Company’s bank-managed STIFs. The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) funded or to be funded through share distributions to participants of BlackRock stock held by PNC has been excluded because it ultimately does not impact BlackRock’s book value. Compensation expense associated with appreciation (depreciation) on investments related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income (expense).

Management believes operating income exclusive of these items is a useful measure in evaluating BlackRock’s operating performance and helps enhance the comparability of this information for the reporting periods presented.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes the exclusion of such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may have an economic offset in non-operating income (expense). Examples of such adjustments include the contribution to STIFs, commissions paid to certain employees as compensation and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance with other companies. Management uses both GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and other third parties. Management believes the exclusion of such costs is useful because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, substantially offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, is presented below. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended
	March 31,		December 31,
(Dollar amounts in millions)	2013	2012	2012
Non-operating income (expense), GAAP basis	$41	$23	($67)
Less: Net income (loss) attributable to NCI	34	3	(40)

Non-operating income (expense)(1)	7	20	(27)
Compensation expense related to (appreciation) depreciation on deferred compensation plans	(4)	(5)	—

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted	$3	$15	($27)

(1)	Net of net income (loss) attributable to NCI.

Management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides comparability of this information among reporting periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation) depreciation on investments related to certain deferred compensation plans, which is included in operating income, substantially offsets the gain (loss) on the investments set aside for these plans, management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes net income attributable to BlackRock, Inc., as adjusted, and diluted earnings per common share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items, charges that ultimately will not impact BlackRock’s book value or certain tax items that do not impact cash flow.

	Three Months Ended
	March 31,		December 31, 2012
(Dollar amounts in millions, except per share data)	2013	2012
Net income attributable to BlackRock, Inc., GAAP basis	$632	$572	$690
Non-GAAP adjustments, net of tax:(d)
Contribution to STIFs	—	—	21
PNC LTIP funding obligation	5	3	4
Income tax changes	—	—	(20)

Net income attributable to BlackRock, Inc., as adjusted	$637	$575	$695

Allocation of net income, as adjusted, to common shares(e)	$637	$574	$694
Diluted weighted-average common shares outstanding(f)	174,561,132	181,917,864	175,176,037
Diluted earnings per common share, GAAP basis(f)	$3.62	$3.14	$3.93
Diluted earnings per common share, as adjusted(f)	$3.65	$3.16	$3.96

See note (a) Operating income, as adjusted, and operating margin, as adjusted, for information on contribution to STIFs and the PNC LTIP funding obligation.

During the quarter ended December 31, 2012, income tax changes included adjustments related to the revaluation of certain deferred income tax liabilities. The resulting decrease in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as these items do not have a cash flow impact and to ensure comparability among periods presented.

(d)	For the quarters ended March 31, 2013 and 2012 and December 31, 2012 non-GAAP adjustments were tax effected at 31.0%, 31.5% and 31.4%, respectively, reflecting a blended rate applicable to the adjustments. BlackRock’s tax rates in fourth quarter 2012 included the impact of changes in the fourth quarter to the respective full year blended rates applicable to the adjustments.
(e)	For the quarters ended March 31, 2012 and December 31, 2012, amounts exclude net income attributable to participating securities (see below).
(f)	Non-voting participating preferred shares are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations.

Prior to the first quarter 2013, certain unvested restricted stock units were not included in diluted weighted-average common shares outstanding as they were deemed participating securities in accordance with required provisions of Accounting Standards Codification (“ASC”) 260-10, Earnings per Share. Average outstanding participating securities were 0.2 million for the quarters ended March 31, 2012, and December 31, 2012.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

	Three Months Ended March 31,		$ Change	Three Months Ended December 31, 2012	$ Change
	2013	2012
Investment advisory, administration fees and securities lending revenue
Equity:
Active	$433	$453	($20)	$440	($7)
iShares	571	473	98	515	56
Fixed income:
Active	312	279	33	317	(5)
iShares	116	98	18	120	(4)
Multi-asset class	248	243	5	239	9
Alternatives:
Core	136	135	1	130	6
Currency and commodities	30	34	(4)	34	(4)

Sub-total	1,846	1,715	131	1,795	51
Non-ETF Index:
Equity	140	123	17	134	6
Fixed income	57	50	7	58	(1)

Sub-total Non-ETF Index	197	173	24	192	5

Long-term	2,043	1,888	155	1,987	56
Cash management	86	89	(3)	94	(8)

Total base fees	2,129	1,977	152	2,081	48
Investment advisory performance fees:
Equity	17	19	(2)	49	(32)
Fixed income	1	6	(5)	19	(18)
Multi-asset class	7	3	4	9	(2)
Alternatives	83	52	31	162	(79)

Total	108	80	28	239	(131)
BlackRock Solutions and advisory	126	123	3	136	(10)
Distribution fees	17	19	(2)	13	4
Other revenue	69	50	19	70	(1)

Total revenue	$2,449	$2,249	$200	$2,539	($90)

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Mix of Investment Advisory, Administration Fees and Securities Lending Revenue

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2012
	2013	2012
Equity:
Active	20%	22%	21%
iShares	27%	24%	25%
Fixed income:
Active	15%	14%	15%
iShares	5%	5%	6%
Multi-asset class	12%	12%	11%
Alternatives:
Core	6%	7%	6%
Currency and commodities	1%	2%	2%

Sub-total	86%	86%	86%
Non-ETF Index:
Equity	7%	6%	6%
Fixed income	3%	3%	3%

Sub-total Non-ETF Index	10%	9%	9%

Long-term	96%	95%	95%
Cash management	4%	5%	5%

Total	100%	100%	100%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

	Three Months Ended March 31,		$ Change	Three Months Ended December 31, 2012	$ Change
	2013	2012
Non-operating income (expense), GAAP basis	$41	$23	$18	($67)	$108
Less: Net income (loss) attributable to NCI	34	3	31	(40)	74

Non-operating income (expense)(1)	$7	$20	($13)	($27)	$34

	Estimated economic investments at March 31,	Three Months Ended March 31,		$ Change	Three Months Ended December 31, 2012	$ Change
	2013(2)	2013	2012
Net gain (loss) on investments(1)
Private equity	25-30%	$19	$21	($2)	($1)	$20
Real estate	10-15%	3	1	2	5	(2)
Distressed credit/mortgage funds	15-20%	19	28	(9)	15	4
Hedge funds/funds of hedge funds	10-15%	3	6	(3)	3	—
Other investments(3)	30-35%	7	(1)	8	(1)	8

Sub-total		51	55	(4)	21	30
Investments related to deferred compensation plans		4	5	(1)	—	4

Total net gain (loss) on investments(1)		55	60	(5)	21	34
Interest and dividend income		6	9	(3)	9	(3)
Interest expense		(54)	(49)	(5)	(57)	3

Net interest expense		(48)	(40)	(8)	(48)	—

Total non-operating income (expense)(1)		7	20	(13)	(27)	34
Compensation expense related to (appreciation) depreciation on deferred compensation plans		(4)	(5)	1	—	(4)

Non-operating income (expense), as adjusted(1)		$3	$15	($12)	($27)	$30

(1)	Net of net income (loss) attributable to NCI.
(2)

Percentages represent estimated percentages of BlackRock’s corporate economic investment portfolio as of March 31, 2013. Economic investment amounts at December 31, 2012 for private equity, real estate, distressed credit/mortgage funds, hedge funds/funds of hedge funds and other investments were $298 million, $122 million, $214 million, $159 million and $418 million, respectively. See the 2012 Form 10-K for more information.

(3)	Amounts include net gains (losses) related to equity, fixed income and commodity investments, and BlackRock’s seed capital hedging program.

BlackRock, Inc.

Economic Tangible Assets

(Dollar amounts in billions)

(unaudited)

The Company presents economic tangible assets as additional information to enable investors to eliminate gross presentation of certain assets that have equal and offsetting liabilities or non-controlling interests that ultimately do not have an impact on stockholders’ equity (excluding appropriated retained earnings related to consolidated collateralized loan obligations) or cash flows. In addition, goodwill and intangible assets are excluded from economic tangible assets.

	March 31, 2013 (Est.)	December 31, 2012
Total balance sheet assets	$199	$200
Separate account assets and collateral held under securities lending agreements	(157)	(158)
Consolidated VIEs/sponsored investment funds	(3)	(2)
Goodwill and intangible assets, net	(30)	(30)

Economic tangible assets	$9	$10

Economic tangible assets include cash, receivables, seed and co-investments, regulatory investments and other assets.

Attachment IV

BlackRock, Inc.

Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

Current Quarter Component Changes

	December 31, 2012	Net subscriptions (redemptions)(1)	Market appreciation (depreciation)	Foreign exchange(2)	March 31, 2013	Variance vs. December 31, 2012
Equity:
Active	$287,215	($6,873)	$16,732	($5,315)	$291,759	2%
iShares	534,648	26,280	29,874	(2,108)	588,694	10%
Fixed income:
Active	656,331	(2,380)	1,782	(6,868)	648,865	(1%)
iShares	192,852	(1,016)	(962)	(1,373)	189,501	(2%)
Multi-asset class	267,748	9,029	11,125	(4,336)	283,566	6%
Alternatives:
Core	68,367	1,511	797	(732)	69,943	2%
Currency and commodities(3)	41,428	(2,187)	(903)	(720)	37,618	(9%)

Sub-total	2,048,589	24,364	58,445	(21,452)	2,109,946	3%
Non-ETF Index:
Equity	1,023,638	14,267	91,162	(16,925)	1,112,142	9%
Fixed income	410,139	816	10,457	(14,245)	407,167	(1%)

Sub-total Non-ETF Index	1,433,777	15,083	101,619	(31,170)	1,519,309	6%

Long-term	3,482,366	39,447	160,064	(52,622)	3,629,255	4%
Cash management	263,743	166	101	(2,681)	261,329	(1%)

Sub-total	3,746,109	39,613	160,165	(55,303)	3,890,584	4%
Advisory(4)	45,479	889	(61)	(482)	45,825	1%

Total AUM	$3,791,588	$40,502	$160,104	($55,785)	$3,936,409	4%

Year-over-Year Component Changes

	March 31, 2012	Net subscriptions (redemptions)(1)	Acquisition(5)	Market appreciation (depreciation)	Foreign exchange(2)	March 31, 2013	Variance vs. March 31, 2012	Memorandum Net subscriptions (redemptions)(1)(6)
Equity:
Active	$297,184	($20,508)	$—	$20,067	($4,984)	$291,759	(2%)	$(20,508)
iShares	479,585	71,417	—	39,843	(2,151)	588,694	23%	71,417
Fixed income:
Active	624,723	(2,575)	—	34,212	(7,495)	648,865	4%	(2,575)
iShares	168,365	18,329	—	4,097	(1,290)	189,501	13%	18,329
Multi-asset class	246,507	20,079	—	21,422	(4,442)	283,566	15%	20,079
Alternatives:
Core	65,788	(3,084)	6,161	1,730	(652)	69,943	6%	(3,084)
Currency and commodities(3)	44,656	(4,404)	—	(1,769)	(865)	37,618	(16%)	(4,404)

Sub-total	1,926,808	79,254	6,161	119,602	(21,879)	2,109,946	10%	79,254
Non-ETF Index:
Equity	966,950	33,872	—	128,884	(17,564)	1,112,142	15%	33,872
Fixed income	450,749	(65,819)	—	30,561	(8,324)	407,167	(10%)	8,381

Sub-total Non-ETF Index	1,417,699	(31,947)	—	159,445	(25,888)	1,519,309	7%	42,253

Long-term	3,344,507	47,307	6,161	279,047	(47,767)	3,629,255	9%	121,507
Cash management	241,929	20,149	—	1,296	(2,045)	261,329	8%	20,149

Sub-total	3,586,436	67,456	6,161	280,343	(49,812)	3,890,584	8%	141,656
Advisory(4)	97,651	(50,794)	—	(557)	(475)	45,825	(53%)	(50,794)

Total AUM	$3,684,087	$16,662	$6,161	$279,786	($50,287)	$3,936,409	7%	$90,862

(1)	Amounts include distributions representing return of capital and return on investment to investors.
(2)	Foreign exchange reflects the impact of converting non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.
(3)	Amounts include commodity iShares.
(4)	Advisory AUM represents long-term portfolio liquidation assignments.
(5)	Amount represents AUM acquired in the Swiss Re Private Equity Partners acquisition in September 2012.
(6)	Amounts exclude the effect of a single low-fee non-ETP index fixed income outflow of $74.2 billion in third quarter 2012.